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Release

Evans Bancorp, Inc.  6460 Main Street, Williamsville, NY 14221

FOR IMMEDIATE RELEASE

                  Evans Bancorp Reports Record Net Income of $7.0 Million in Third Quarter 2021

WILLIAMSVILLE, NY, October 28, 2021 – Evans Bancorp, Inc. (the “Company” or “Evans”) (NYSE American: EVBN), a community financial services company serving Western New York since 1920, today reported results of operations for the third quarter ended September 30, 2021.

THIRD QUARTER 2021 HIGHLIGHTS (compared with prior-year period unless otherwise noted)

"	Net interest income increased 16% to $18.2 million reflecting accelerated amortization of Paycheck Protection Program (“PPP”) fees, higher commercial loan prepayment fees and lower interest expense
"	Results include $1.5 million release of allowance for loan losses due to improved credit quality in the hotel portfolio and lower specific reserves
"	Total deposits of $1.88 billion, increased 5%

Net income increased 54% to a record $7.0 million, or $1.27 per diluted share, in the third quarter of 2021, from $4.5 million, or $0.84 per diluted share, in last year’s third quarter.  The increase included higher net interest income of $2.5 million and a $3.3 million decrease in provision for loan loss.  Partially offsetting these increases to net income was $1.9 million of higher salary expenses primarily related to incentives and strategic hires.

The 11% increase in net income from the sequential second quarter of $6.3 million, or $1.15 per diluted share, reflected a $0.7 million decrease in provision for loan losses due to a reduction in criticized assets and
$0.7 million increase in non-interest income primarily due to seasonally higher insurance service and fee revenue.  These increases were partially offset by a $0.6 million increase in salary incentive expenses.

Return on average equity was 15.58% for the third quarter of 2021, compared with 14.72% in the second quarter of 2021 and 11.09% in the third quarter of 2020.

“The Bank’s record results this quarter were supported by strong loan production throughout the year, PPP fees and credit quality improvements, reflecting underwriting strength and proactive measures with our hotel portfolio resulting in upgrades to the credit risk ratings of a number of relationships into normal performing categories.  While PPP forgiveness and higher than typical payoffs in this historically low-rate environment continue to provide headwinds to our overall loan growth, we are generating strong loan production this year and are encouraged by the return of more commercial and industrial loan opportunities,” said David J. Nasca, President and CEO of Evans Bancorp, Inc.

“Our priority continues to be utilization of excess liquidity.  We are strategically adding talent to supplement our loan efforts both within our legacy market and new market area in Rochester, as well as bolstering our fee based businesses.  We are in the process of building out customer solutions in an effort to deliver an enhanced experience that is centered on speed, flexibility and efficiency.  The actions we are taking are designed to continue to enhance returns over the long-term.”

Evans Bancorp Reports Record Net Income of $7.0 Million in Third Quarter 2021

October  28, 2021

Net Interest Income
($ in thousands)

	3Q 2021	2Q 2021	3Q 2020

Interest income	$19,302	$19,576	$17,766
Interest expense	1,139	1,226	2,124
Net interest income	18,163	18,350	15,642
Provision (credit) for loan losses	(1,459)	(760)	1,881
Net interest income after provision	$19,622	$19,110	$13,761

Net interest income decreased $0.2 million, or 1%, from the sequential second quarter, but increased $2.5 million or 16% from prior-year third quarter.  The increase from the prior-year period reflected higher PPP fees of $1.2 million, a $0.3 million increase in commercial loan prepayment fees, and lower interest expense of $1.0 million. The decrease in net interest income from the second quarter of 2021 reflects lower fees earned in connection with PPP and commercial prepayment fees.  As PPP loans are forgiven, the Company is accelerating the recognition of fees that were being amortized over the original life of the loan.  PPP fees recognized in interest income were $2.1 million in the third quarter of 2021, $2.5 million in the second quarter of 2021 and $0.9 million in the third quarter of 2020.

Third quarter net interest margin of 3.48% decreased 14 basis points from the second quarter of 2021, reflecting higher amounts of low-yielding interest-bearing deposits at banks.  Net interest margin increased 29 basis points from the third quarter of 2020 due to higher balances in interest-earning assets, PPP fee amortization, commercial prepayment income and reduced interest expense as the Company continued to align rates on deposits.  The yield on loans increased 4 basis points when compared with the second quarter of 2021 and increased 35 basis points when compared with the third quarter of 2020.  The cost of interest-bearing liabilities decreased to 0.31% compared with 0.34% in the second quarter of 2021 and 0.59% in the third quarter of 2020.

The Company continues to evaluate its loan portfolio in response to the economic impact of the COVID-19 pandemic on its clients.  During the third quarter of 2020, the Company identified a well-defined weakness in the hotel industry and classified the loans to clients within that industry as criticized.  As of September 30, 2021, the Company’s hotel loan portfolio totaled approximately $80 million, of which the Company upgraded $20 million out of the criticized loan category and $2.2 million was classified as nonaccrual during the recent third quarter.

The $1.5 million release of allowance for loan losses in the current quarter included $0.7 million related to a decrease in criticized hotel portfolio loans and a $0.5 million reduction in specific reserves resulting from payments received from one commercial customer relationship.  Evans has deferred the adoption of the Current Expected Credit Loss Impairment Model (CECL), as permitted by its classification as a Smaller Reporting Company by the Securities and Exchange Commission.

Asset Quality
($ in thousands)

	3Q 2021	2Q 2021	3Q 2020

Total non-performing loans	$25,463	$24,317	$21,466
Total net loan charge-offs	431	-	34
Non-performing loans / Total loans	1.58%	1.43%	1.26%
Net loan charge-offs / Average loans	0.10%	-%	0.01%
Allowance for loan losses / Total loans	1.12%	1.17%	1.21%

Evans Bancorp Reports Record Net Income of $7.0 Million in Third Quarter 2021

October  28, 2021

“Our hotel portfolio continues to show improvement as we moved about a quarter of the total portfolio back to normal paying status, and received all deferred interest.  Only one hotel loan was moved to nonaccrual status, which was reflected in the increase in non-performing assets.  We will continue to closely monitor the portfolio and although the remaining hotel relationships have shown improvement in their occupancy rates and have paid all amounts due, the Bank is looking to establish sustained performance on these credits before upgrading,” stated John Connerton, Chief Financial Officer of Evans Bank.

Non-Interest Income
($ in thousands)
	3Q 2021	2Q 2021	3Q 2020

Deposit service charges	$664	$607	$598
Insurance service and fee revenue	3,191	2,657	3,217
Bank-owned life insurance	158	172	170
Gain on sale of securities	-	-	667
Other income	1,144	982	1,205
Total non-interest income	$5,157	$4,418	$5,857

The increase in insurance service and fee revenue from the sequential second quarter reflects seasonally higher commercial lines insurance commissions and profit-sharing revenue.

During the third quarter of 2020 the Company recognized approximately $0.7 million of gain on sale of investment securities.  There were no comparable gains during 2021.

The increase in other income from the sequential second quarter was largely due to changes in the fair value of mortgage servicing rights and other loan fee income.

Non-Interest Expense
($ in thousands)
	3Q 2021	2Q 2021	3Q 2020

Salaries and employee benefits	$9,930	$9,365	$8,101
Occupancy	1,126	1,177	1,204
Advertising and public relations	434	405	503
Professional services	840	989	865
Technology and communications	1,327	1,432	1,365
Amortization of intangibles	135	135	136
FDIC insurance	285	279	290
Merger-related expenses	-	-	524
Other expenses	1,316	1,394	1,480
Total non-interest expenses	$15,393	$15,176	$14,468

Total non-interest expense increased $0.2 million, or 1%, from the second quarter of 2021, and $0.9 million, or 6% from last year’s third quarter.

Salaries and employee benefits increased $0.6 million, or 6%, from the sequential second quarter and
$1.8 million, or 23%, from last year’s third quarter.  The sequential change reflected a $0.6 million increase in incentive accruals, while the prior-year period included a $0.7 million reduction of incentive accruals.  The year-over-year change also reflects the addition of strategic hires to support the Company’s continued growth along with inflation in the cost of labor.

Third quarter of 2020 merger-related expenses included costs relating to the acquisition of Fairport Savings Bank.  There were no comparable expenses during the second or third quarters of 2021.

Evans Bancorp Reports Record Net Income of $7.0 Million in Third Quarter 2021

October  28, 2021

The Company’s GAAP efficiency ratio, or noninterest expenses divided by the sum of net interest income and noninterest income, was 66.0% in the third quarter of 2021, 66.7% in the second quarter of 2021, and 67.3% in the third quarter of 2020.  The Company’s non-GAAP efficiency ratio, excluding amortization expense, gains and losses from investment securities, and merger-related expenses, was 65.4% compared with 66.1% in the second quarter of 2021 and 66.3% in last year’s third quarter.

Income tax expense was $2.4 million, or an effective tax rate of 25.6%, for the third quarter of 2021 compared with 24.4% in the second quarter of 2021 and 11.8% in last year’s third quarter.  Excluding the impact of a 2020 historic tax credit transaction, the effective tax rate was 25.6% in the third quarter of 2020.

Balance Sheet Highlights

Total assets were $2.15 billion as of September 30, 2021, a decrease of less than 1% from $2.16 billion at
June 30, 2021, but up 5% from $2.06 billion at September 30, 2020.  The increase from the prior year was due to an increase in investment securities and interest-bearing deposits at banks, partially offset by lower loan balances.  Since last year’s third quarter, residential mortgages increased $38 million and commercial real estate loans were up $37 million.  More than offsetting was a decrease in commercial and industrial loans of $163 million, of which $127 million was a result of the change in PPP loan balances.  PPP loans totaled
$76.3 million at September 30, 2021, compared with $145.7 million at June 30, 2021 and $203.1 million at
September 30, 2020.  The Company has also experienced a significant increase in the level of commercial payoffs, with a quarterly average of $43 million in 2021 compared with a more normalized level around
$21 million a quarter.

Investment securities were $258 million at September 30, 2021, $24 million higher than the end of the second quarter of 2021, and $97 million higher than at the end of last year’s third quarter.  The increases reflect the use of excess cash balances.  The primary objectives of the Company’s investment portfolio are to provide liquidity, secure municipal deposits, and maximize income while preserving the safety of principal.

Total deposits of $1.88 billion decreased $8 million, or less than 1%, from June 30, 2021, but were up
$95 million, or 5%, from the end of last year’s third quarter.  The increase from the prior year reflects an accumulation of liquidity by commercial customers in response to the pandemic, including deposits related to PPP loans, and increases in consumer deposits from government stimulus payments and lower consumer spending.

Capital Management

The Company has consistently maintained regulatory capital ratios measurably above the Federal “well capitalized” standard, including a Tier 1 leverage ratio of 8.34% at September 30, 2021 compared with 8.23% at June 30, 2021 and 7.82% at September 30, 2020.  Book value per share was $32.73 at September 30, 2021 compared with $32.28 at June 30, 2021 and $30.29 at September 30, 2020.  Tangible book value per share was $30.07 at September 30, 2021 compared with $29.58 at June 30, 2021 and $27.49 at September 30, 2020.

In October 2021, the Company paid a semi-annual cash dividend of $0.60 per common share. Cash dividends totaled $1.20 per common share during 2021, up 3% over 2020.

Webcast and Conference Call

The Company will host a conference call and webcast on Thursday, October 28, 2021 at 4:45 p.m. ET. Management will review the financial and operating results for the third quarter of 2021, as well as the Company’s strategy and outlook.  A question and answer session will follow the formal presentation.

The conference call can be accessed by calling (201) 689-8471.  Alternatively, the webcast can be monitored at www.evansbancorp.com.

A telephonic replay will be available from 7:45 p.m. ET on the day of the teleconference until Thursday, November 4, 2021.  To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13723727, or access the webcast replay at www.evansbancorp.com, where a transcript will be posted once available.

Evans Bancorp Reports Record Net Income of $7.0 Million in Third Quarter 2021

October  28, 2021

About Evans Bancorp, Inc.

Evans Bancorp, Inc. is a financial holding company and the parent company of Evans Bank, N.A., a commercial bank with $2.2 billion in assets and $1.9 billion in deposits at September 30, 2021.  Evans is a full-service community bank with 21 financial centers providing comprehensive financial services to consumer, business and municipal customers throughout Western New York.  Evans Insurance Agency, a wholly owned subsidiary, provides life insurance, employee benefits, and property and casualty insurance through ten offices in the Western New York region.  Evans Investment Services provides non-deposit investment products, such as annuities and mutual funds.

Evans Bancorp, Inc. and Evans Bank routinely post news and other important information on their websites, at www.evansbancorp.com and www.evansbank.com.

Safe Harbor Statement:  This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include, but are not limited to, statements concerning future business, revenue and earnings.  These statements are not historical facts or guarantees of future performance, events or results.  There are risks, uncertainties and other factors that could cause the actual results of Evans Bancorp to differ materially from the results expressed or implied by such statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include the impacts from COVID-19, competitive pressures among financial services companies, interest rate trends, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, and difficulties in achieving operating efficiencies.  These risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the Securities and Exchange Commission.  Forward-looking statements speak only as of the date they are made.  Evans Bancorp undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.

For more information contact:	-OR-
John B. Connerton Executive Vice President and Chief Financial Officer	Deborah K. Pawlowski Kei Advisors LLC
(716) 926-2000 jconnerton@evansbank.com	(716) 843-3908 dpawlowski@keiadvisors.com
Media Contact:
Kathleen Rizzo Young Public & Community Relations Manager 716-343-5562 krizzoyoung@evansbank.com

Evans Bancorp Reports Record Net Income of $7.0 Million in Third Quarter 2021

October  28, 2021

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA (UNAUDITED)
(in thousands, except shares and per share data)

	9/30/2021	6/30/2021	3/31/2021	12/31/2020	9/30/2020
ASSETS
Interest-bearing deposits at banks	$179,231	$126,810	$105,658	$83,902	$88,249
Investment Securities	258,221	234,350	195,012	166,600	160,757
Loans	1,614,162	1,697,321	1,747,229	1,693,794	1,703,076
Allowance for loan losses	(18,051)	(19,942)	(20,701)	(20,415)	(20,601)
Goodwill and intangible assets	14,546	14,682	14,817	14,951	15,085
All other assets	103,949	106,982	102,250	105,283	110,427
Total assets	$2,152,058	$2,160,203	$2,144,265	$2,044,115	$2,056,993

LIABILITIES AND STOCKHOLDERS'
EQUITY
Demand deposits	502,689	486,737	486,385	436,157	442,536
NOW deposits	253,124	261,173	238,769	230,751	215,492
Savings deposits	942,147	940,352	924,781	825,947	799,739
Time deposits	178,083	195,533	222,002	278,554	323,211
Total deposits	1,876,043	1,883,795	1,871,937	1,771,409	1,780,978
Borrowings	71,564	76,895	78,278	79,663	82,909
Other liabilities	25,617	23,824	27,076	24,138	30,218
Total stockholders' equity	178,834	175,689	166,974	168,905	162,888

SHARES AND CAPITAL RATIOS
Common shares outstanding	5,463,141	5,443,491	5,428,993	5,411,384	5,376,742
Book value per share	$32.73	$32.28	$30.76	$31.21	$30.29
Tangible book value per share	$30.07	$29.58	$28.03	$28.45	$27.49
Tier 1 leverage ratio	8.34%	8.23%	8.19%	8.21%	7.82%
Tier 1 risk-based capital ratio	12.34%	11.96%	11.90%	11.62%	11.28%
Total risk-based capital ratio	13.57%	13.21%	13.15%	12.88%	12.53%

ASSET QUALITY DATA
Total non-performing loans	$25,463	$24,317	$29,079	$28,118	$21,466
Total net loan charge-offs	431	-	27	60	34

Non-performing loans/Total loans	1.58%	1.43%	1.66%	1.66%	1.26%
Net loan charge-offs /Average loans	0.10%	-%	0.01%	0.01%	0.01%
Allowance for loans losses/Total loans	1.12%	1.17%	1.18%	1.21%	1.21%

Evans Bancorp Reports Record Net Income of $7.0 Million in Third Quarter 2021

October  28, 2021

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED OPERATIONS DATA (UNAUDITED)
(in thousands, except share and per share data)

	2021	2021	2021	2020	2020
	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Interest income	$19,302	$19,576	$17,970	$18,175	$17,766
Interest expense	1,139	1,226	1,373	1,744	2,124
Net interest income	18,163	18,350	16,597	16,431	15,642
Provision (credit) for loan losses	(1,459)	(760)	313	(126)	1,881
Net interest income after provision (credit) for loan losses	19,622	19,110	16,284	16,557	13,761

Deposit service charges	664	607	572	619	598
Insurance service and fee revenue	3,191	2,657	2,502	2,301	3,217
Bank-owned life insurance	158	172	163	172	170
Gain on sale of securities	-	-	-	-	667
Other income	1,144	982	1,329	1,711	1,205
Total non-interest income	5,157	4,418	4,566	4,803	5,857

Salaries and employee benefits	9,930	9,365	9,044	9,087	8,101
Occupancy	1,126	1,177	1,187	1,169	1,204
Advertising and public relations	434	405	263	233	503
Professional services	840	989	959	893	865
Technology and communications	1,327	1,432	1,264	1,306	1,365
Amortization of intangibles	135	135	135	133	136
FDIC insurance	285	279	300	339	290
Merger-related expenses	-	-	-	-	524
Other expenses	1,316	1,394	1,213	1,350	1,480
Total non-interest expenses	15,393	15,176	14,365	14,510	14,468

Income before income taxes	9,386	8,352	6,485	6,850	5,150
Income tax provision	2,407	2,039	1,633	821	606
Net income	6,979	6,313	4,852	6,029	4,544

PER SHARE DATA
Net income per common share-diluted	$1.27	$1.15	$0.89	$1.11	$0.84
Cash dividends per common share	$0.60	$-	$0.60	$-	$0.58
Weighted average number of diluted shares	5,516,781	5,489,420	5,463,674	5,416,198	5,395,806

PERFORMANCE RATIOS
Return on average total assets	1.28%	1.17%	0.93%	1.18%	0.88%
Return on average stockholders' equity	15.58%	14.72%	11.48%	14.51%	11.09%
Return on average tangible common stockholders' equity*	16.96%	16.11%	12.59%	15.96%	12.23%
Efficiency ratio	66.01%	66.65%	67.88%	68.33%	67.30%
Efficiency ratio (Non-GAAP)**	65.43%	66.06%	67.24%	67.71%	66.28%

* The calculation of the average tangible common stockholders' equity ratio excludes goodwill and intangible assets from average stockholders equity.

** The calculation of the non-GAAP efficiency ratio excludes amortization of intangibles, gains and losses from investment securities, merger-related expenses and the impact of historic tax credit transactions.

Evans Bancorp Reports Record Net Income of $7.0 Million in Third Quarter 2021

October  28, 2021

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED AVERAGE BALANCES AND YIELDS/RATES (UNAUDITED)
(in thousands)
	2021	2021	2021	2020	2020
	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
AVERAGE BALANCES

Loans, net	$1,647,395	$1,718,507	$1,706,325	$1,677,502	$1,671,338
Investment securities	248,690	216,134	180,473	162,941	172,712
Interest-bearing deposits at banks	174,296	97,168	76,651	92,974	106,154
Total interest-earning assets	2,070,381	2,031,809	1,963,449	1,933,417	1,950,204
Non interest-earning assets	109,601	119,392	115,200	117,458	117,244
Total Assets	$2,179,982	$2,151,201	$2,078,649	$2,050,875	$2,067,448

NOW	262,105	246,565	230,627	218,587	221,343
Savings	949,956	928,375	866,991	818,878	799,082
Time deposits	186,126	210,287	246,120	300,605	337,967
Total interest-bearing deposits	1,398,187	1,385,227	1,343,738	1,338,070	1,358,392
Borrowings	74,326	77,050	78,284	80,814	84,926
Total interest-bearing liabilities	1,472,513	1,462,277	1,422,022	1,418,884	1,443,318

Demand deposits	503,006	493,734	464,579	439,953	430,658
Other non-interest bearing liabilities	25,250	23,682	23,031	25,882	29,644
Stockholders' equity	179,213	171,508	169,017	166,156	163,828

Total Liabilities and Equity	$2,179,982	$2,151,201	$2,078,649	$2,050,875	$2,067,448

Average tangible common stockholders' equity*	164,588	156,748	154,122	151,131	148,658

YIELD/RATE

Loans, net	4.36%	4.32%	4.06%	4.09%	4.01%
Investment securities	1.82%	1.94%	2.00%	2.18%	2.06%
Interest-bearing deposits at banks	0.14%	0.08%	0.08%	0.10%	0.10%
Total interest-earning assets	3.70%	3.86%	3.71%	3.74%	3.62%

NOW	0.10%	0.11%	0.13%	0.15%	0.19%
Savings	0.15%	0.17%	0.20%	0.24%	0.33%
Time deposits	0.49%	0.52%	0.64%	0.90%	1.04%
Total interest-bearing deposits	0.18%	0.21%	0.27%	0.37%	0.48%
Borrowings	2.62%	2.55%	2.52%	2.43%	2.26%
Total interest-bearing liabilities	0.31%	0.34%	0.39%	0.49%	0.59%

Interest rate spread	3.39%	3.52%	3.32%	3.25%	3.03%
Contribution of interest-free funds	0.09%	0.10%	0.11%	0.13%	0.16%
Net interest margin	3.48%	3.62%	3.43%	3.38%	3.19%
* Average tangible common stockholders' equity excludes goodwill and intangible assets from average stockholders equity.